EXHIBIT 15.5

May 3, 2024

To the Board of Directors and Shareholder of
Sierra Pacific Power Company
6100 Neil Road
Reno, Nevada 89511

We are aware that our report dated May 3, 2024, on our review of the interim financial information of Sierra Pacific Power Company appearing in this Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, is incorporated by reference in Registration Statement No. 333-278570 on Form S-4.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada